Exhibit 99.1
CACI Reports Results for Its Fiscal 2026 First Quarter
Revenues of $2.3 billion, up 11.2% YoY
Net income of $124.8 million; Diluted EPS of $5.63, up 5.6% YoY
Adjusted net income of $151.7 million; Adjusted diluted EPS of $6.85, up 15.5% YoY
EBITDA of $268.6 million and EBITDA margin of 11.7%
Contract awards of $5.0 billion and book-to-bill of 2.2x

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI) announced results today for its fiscal first quarter ended September 30, 2025.
“CACI’s exceptional start to fiscal year 2026 underscores our differentiated position in the market. We delivered strong financial results across the board, including robust free cash flow driven by double-digit revenue growth and strong profitability,” said John Mengucci, CACI President and Chief Executive Officer. “Our $5 billion of contract awards and growth in both total and funded backlog demonstrate our focus on critical, well-funded national security priorities. Our performance, along with our continued investments ahead of need, healthy pipeline, and strong customer demand signals, gives us increased confidence in our ability to deliver on our fiscal year 2026 commitments, achieve our three-year financial targets, and generate value for our customers and our shareholders.”
First Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	9/30/2025	9/30/2024	% Change[3]
Revenues	$2,287.6	$2,056.9	11.2%
Income from operations	$212.3	$179.8	18.0%
Net income	$124.8	$120.2	3.9%
Adjusted net income, a non-GAAP measure[1]	$151.7	$133.6	13.5%
Diluted earnings per share	$5.63	$5.33	5.6%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$6.85	$5.93	15.5%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$268.6	$215.9	24.4%
Net cash provided by operating activities excluding MARPA[1]	$160.0	$60.9	162.8%
Free cash flow, a non-GAAP measure[1]	$143.0	$49.4	189.4%
Days sales outstanding (DSO)[2]	56	47
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended September 30, 2025 and 2024 exclude the impact of the Company's Master Accounts Receivable Purchase Agreement (MARPA), which was 7 days and 6 days, respectively.
(3)Percentages are calculated using the underlying whole dollar amounts. Some percentages may vary slightly due to rounding.
Revenues in the first quarter of fiscal year 2026 increased 11.2% year-over-year, driven by 5.5% organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share were driven by higher income from operations and share repurchases made during fiscal year 2025, partially offset by higher interest expense and a higher tax provision. The increase in cash from operations, excluding MARPA, was driven primarily by higher net income and strong working capital management.

First Quarter Contract Awards
Contract awards in the first quarter totaled $5.0 billion, with approximately 60% for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts.
Due to the government shutdown, we have been precluded from obtaining the necessary approvals to announce or provide further details on certain awards. Notable awards during the quarter and the details we are able to announce include:
•CACI was awarded a five-year task order valued at up to $548 million to design and implement virtual and field environments needed for test and evaluation of emerging communications and electromagnetic spectrum technologies for challenging, multi-domain combat environments for a Department of Defense (DoD) customer.
•CACI was awarded a 10-year IDIQ contract valued at up to $423 million to continue providing capability development and software-defined technology to an Intelligence Community (IC) customer. CACI enables robust intelligence, surveillance, reconnaissance, and communications innovations to help this customer stay ahead of our adversaries across all domains.
•CACI was awarded a 12-month task order extension by U.S. Customs and Border Protection (CBP) valued at up to $315 million to continue to develop, sustain and modernize information technology systems that support CBP’s border security and border enforcement missions.
•CACI was awarded a five-year recompete task order valued at up to $245 million to provide network sustainment and modernization for a DoD customer.
•CACI was awarded a five-year task order valued at up to $240 million to provide comprehensive integration and sustainment of multi-domain EW and spectrum dominance capabilities for a DoD customer.
•CACI was awarded a five-year task order valued at up to $212 million to deliver software-defined enterprise-level network modernization for a DoD customer. CACI will provide reliable, secure, and modernized base area networks (BAN) capabilities that scale with mission-critical demand.
•CACI was awarded a five-year task order valued at up to $180 million to deliver continuous, secure, and stable network operations across the Pacific theater to the Air Force – Pacific Air Forces (PACAF) in support of U.S. Indo-Pacific Command (INDOPACOM). CACI’s efforts will modernize the Air Force’s IT infrastructure to strengthen mission readiness, defend against cyber threats, and ensure Airmen have resilient connectivity to critical data when it matters most.
•CACI was awarded a five-year task order valued at up to $159 million to bring extensive specialized knowledge in ship and combat systems engineering, program management, production, logistics, training, and post-delivery test and evaluation used by the U.S. Navy for international military sales to foreign partners. CACI will continue providing a wide variety of solutions that will empower the Navy’s foreign allies and partners to achieve greater readiness, efficiency, and lethality.
•CACI was awarded a five-year recompete contract valued at up to $145 million to provide engineering and support for a DoD customer.
Total backlog as of September 30, 2025 was $33.9 billion compared with $32.4 billion a year ago, an increase of 4.6%. Funded backlog as of September 30, 2025 was $5.4 billion compared with $4.3 billion a year ago, an increase of 25.6%.
Additional Highlights
•CACI was among an exclusive group of companies invited to participate in three recent government sponsored C-UAS demonstrations. CACI successfully displayed its industry-leading, commercially-developed long-range C-UAS technology that detects and defeats unmanned systems across the entire range of threats, including dark drones and drones utilizing cellular networks.
•CACI showcased its Beast+ technology, a software-defined wearable, modular, multi-channel EW and SIGINT sensor, during two recent U.S. Army demonstrations. Beast+ rapidly interfaced with the Army’s Integrated Sensor Architecture (ISA), ensuring that CACI delivered an AI-enabled common operating system rapidly at the front lines.

Fiscal Year 2026 Guidance
The table below summarizes our fiscal year 2026 guidance and represents our views as of October 22, 2025.

(in millions, except earnings per share)	Fiscal Year 2026
	Current Guidance	Prior Guidance
Revenues	$9,200 - $9,400	$9,200 - $9,400
Adjusted net income, a non-GAAP measure[1]	$605 - $625	$605 - $625
Adjusted diluted earnings per share, a non-GAAP measure[1]	$27.13 - $28.03	$27.13 - $28.03
Diluted weighted average shares	22.3	22.3
Free cash flow, a non-GAAP measure[2]	at least $710	at least $710
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. Fiscal year 2026 free cash flow guidance assumes approximately $50 million in tax benefit related to the modification of Section 174 in the One Big Beautiful Bill Act of 2025 and an approximately $40 million cash tax refund related to our method change enacted in fiscal year 2021. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Conference Call Information
We have scheduled a conference call for 8:00 AM Eastern Time Thursday, October 23, 2025 during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI
CACI International Inc (NYSE: CACI) is a national security company with 25,000 talented employees who are Ever Vigilant in expanding the limits of national security. We ensure our customers’ success by delivering differentiated technology and distinctive expertise to accelerate innovation, drive speed and efficiency, and rapidly anticipate and eliminate threats. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. We are members of the Fortune 500™, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lauren Presti, Executive Director, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-5037, lauren.presti@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	9/30/2025	9/30/2024	% Change
Revenues	$2,287,623	$2,056,889	11.2%
Costs of revenues:
Direct costs	1,547,194	1,414,424	9.4%
Indirect costs and selling expenses	473,856	427,946	10.7%
Depreciation and amortization	54,298	34,678	56.6%
Total costs of revenues	2,075,348	1,877,048	10.6%
Income from operations	212,275	179,841	18.0%
Interest expense and other, net	46,173	23,970	92.6%
Income before income taxes	166,102	155,871	6.6%
Income taxes	41,292	35,694	15.7%
Net income	$124,810	$120,177	3.9%

Basic earnings per share	$5.67	$5.39	5.2%
Diluted earnings per share	$5.63	$5.33	5.6%
Weighted average basic shares outstanding	21,994	22,304	(1.4)%
Weighted average diluted shares outstanding	22,166	22,539	(1.7)%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2025	6/30/2025
ASSETS
Current assets:
Cash and cash equivalents	$133,020	$106,181
Accounts receivable, net	1,419,012	1,405,441
Prepaid expenses and other current assets	302,807	268,323
Total current assets	1,854,839	1,779,945

Goodwill	5,018,687	5,021,805
Intangible assets, net	1,054,925	1,091,276
Property, plant, and equipment, net	205,712	212,035
Operating lease right-of-use assets	373,593	343,944
Supplemental retirement savings plan assets	102,469	101,024
Other assets	94,730	97,569
Total assets	$8,704,955	$8,647,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$68,750	$68,750
Accounts payable	371,387	381,574
Accrued compensation and benefits	241,053	282,987
Other accrued expenses and current liabilities	519,563	474,795
Total current liabilities	1,200,753	1,208,106

Long-term debt, net of current portion	2,708,701	2,849,190
Supplemental retirement savings plan obligations, net of current portion	118,595	114,261
Deferred income taxes	165,752	142,636
Operating lease liabilities	424,754	377,080
Other liabilities	60,901	62,380
Total liabilities	4,679,456	4,753,653

Total shareholders’ equity	4,025,499	3,893,945
Total liabilities and shareholders’ equity	$8,704,955	$8,647,598

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	9/30/2025	9/30/2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$124,810	$120,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,298	34,678
Amortization of deferred financing costs	1,196	549
Stock-based compensation expense	14,691	15,391
Deferred income taxes	22,273	(7,086)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(15,967)	(35,770)
Prepaid expenses and other assets	(41,587)	(40,308)
Accounts payable and other accrued expenses	63,747	(10,561)
Accrued compensation and benefits	(41,443)	(75,614)
Income taxes	(11,456)	30,609
Operating lease liabilities, net	(1,418)	(1,054)
Long-term liabilities	1,921	3,650
Net cash provided by operating activities	171,065	34,661

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(17,014)	(11,476)
Acquisitions of businesses, net of cash acquired	15,800	(251)
Net cash used in investing activities	(1,214)	(11,727)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	541,000	1,289,000
Principal payments on borrowings	(682,688)	(1,009,313)
Proceeds from employee stock purchase plans	3,796	3,098
Repurchases of common stock	(4,085)	(3,242)
Payment of taxes for equity transactions	(261)	(187)
Net cash (used in) provided by financing activities	(142,238)	279,356
Effect of exchange rate changes on cash and cash equivalents	(774)	4,455
Net change in cash and cash equivalents	26,839	306,745
Cash and cash equivalents, beginning of period	106,181	133,961
Cash and cash equivalents, end of period	$133,020	$440,706

Revenues by Customer Type (Unaudited)

	Three Months Ended
(in thousands)	9/30/2025		9/30/2024		$ Change	% Change
Department of Defense	$1,179,626	51.5%	$1,087,288	52.9%	$92,338	8.5%
Intelligence Community	596,429	26.1%	534,343	26.0%	62,086	11.6%
Federal civilian agencies	411,730	18.0%	352,219	17.1%	59,511	16.9%
Commercial and other	99,838	4.4%	83,039	4.0%	16,799	20.2%
Total	$2,287,623	100.0%	$2,056,889	100.0%	$230,734	11.2%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	9/30/2025		9/30/2024		$ Change	% Change
Cost-plus-fee	$1,382,630	60.5%	$1,280,010	62.2%	$102,620	8.0%
Fixed-price	611,493	26.7%	475,256	23.1%	136,237	28.7%
Time-and-materials	293,500	12.8%	301,623	14.7%	(8,123)	(2.7)%
Total	$2,287,623	100.0%	$2,056,889	100.0%	$230,734	11.2%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	9/30/2025		9/30/2024		$ Change	% Change
Prime contractor	$2,076,899	90.8%	$1,880,419	91.4%	$196,480	10.4%
Subcontractor	210,724	9.2%	176,470	8.6%	34,254	19.4%
Total	$2,287,623	100.0%	$2,056,889	100.0%	$230,734	11.2%
Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	9/30/2025		9/30/2024		$ Change	% Change
Expertise	$986,891	43.1%	$988,265	48.0%	$(1,374)	(0.1)%
Technology	1,300,732	56.9%	1,068,624	52.0%	232,108	21.7%
Total	$2,287,623	100.0%	$2,056,889	100.0%	$230,734	11.2%

Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	9/30/2025	9/30/2024	$ Change	% Change
Contract Awards	$4,998,684	$3,339,635	$1,659,049	49.7%

Note: Some percentages may vary slightly due to rounding.

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and adjusted diluted EPS are non-GAAP performance measures. We define adjusted net income and adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended
	9/30/2025	9/30/2024	% Change
Net income, as reported	$124,810	$120,177	3.9%
Intangible amortization expense	36,033	18,007	100.1%
Tax effect of intangible amortization[1]	(9,104)	(4,550)	100.1%
Adjusted net income	$151,739	$133,634	13.5%

	Three Months Ended
	9/30/2025	9/30/2024	% Change
Diluted EPS, as reported	$5.63	$5.33	5.6%
Intangible amortization expense	1.63	0.80	103.8%
Tax effect of intangible amortization[1]	(0.41)	(0.20)	105.0%
Adjusted diluted EPS	$6.85	$5.93	15.5%

	FY26 Current Guidance Range
(in millions, except per share data)	Low End		High End
Net income, as reported	$499	---	$519
Intangible amortization expense	142	---	142
Tax effect of intangible amortization[1]	(36)	---	(36)
Adjusted net income	$605	---	$625

	FY26 Current Guidance Range
	Low End		High End
Diluted EPS, as reported	$22.38	---	$23.27
Intangible amortization expense	6.37	---	6.37
Tax effect of intangible amortization[1]	(1.61)	---	(1.61)
Adjusted diluted EPS	$27.13	---	$28.03

(1)Calculation uses an assumed full year statutory tax rate of 25.3% on non-GAAP tax deductible adjustments for September 30, 2025 and 2024.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets and amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2025	9/30/2024	% Change
Net income	$124,810	$120,177	3.9%
Plus:
Income taxes	41,292	35,694	15.7%
Interest income and expense, net	46,173	23,970	92.6%
Depreciation and amortization expense, including amounts within direct costs	56,338	36,050	56.3%
EBITDA	$268,613	$215,891	24.4%

	Three Months Ended
(in thousands)	9/30/2025	9/30/2024	% Change
Revenues, as reported	$2,287,623	$2,056,889	11.2%
EBITDA	268,613	215,891	24.4%
EBITDA margin	11.7%	10.5%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s MARPA for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $300.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended
(in thousands)	9/30/2025	9/30/2024
Net cash provided by operating activities	$171,065	$34,661
Cash used in (provided by) MARPA	(11,091)	26,210
Net cash provided by operating activities excluding MARPA	159,974	60,871
Capital expenditures	(17,014)	(11,476)
Free cash flow	$142,960	$49,395

	FY26 Guidance
(in millions)	Current	Prior
Net cash provided by operating activities	$795	$795
Cash used in (provided by) MARPA	—	—
Net cash provided by operating activities excluding MARPA	795	795
Capital expenditures	(85)	(85)
Free cash flow	$710	$710